Exhibit 10.9

November 8, 2016

Ralph Macchio
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Dear Ralph:
This letter (the “Third Amendment”) amends the agreement dated July 21, 2014, as amended on January 21, 2015 and September 17, 2015, (collectively, the “Agreement”) between you and Coty Inc. and its affiliates (collectively the “Company” or “Coty”). The parties agree as follows:

1.	Effective Date. This Third Amendment will be effective beginning on the date you have executed the Amendment and delivered it to the Company and it has become irrevocable pursuant to paragraph 9.

2.
Scheduled Separation Date. The Scheduled Separation Date is replaced with June 30, 2017. If a new R&D leader has been recruited during that period both parties could mutually agree to reduce the duration of this agreement by a new amendment.

3.	Retirement Treatment. Paragraph 6(a) of the Agreement is amended by replacing “December 31, 2016” with “June 30, 2017”.

4.
Compensation and Benefits. Beginning on January 2, 2017, you agree to work three (3) days a week and will be paid a prorated portion (60%) of your Base Salary. You will remain eligible for all active full time employee benefits .

5.	FY 17 Bonus. Paragraph 6(f) of the Agreement shall be deleted and replaced with the following:

(f)
FY17 Bonus. You will be eligible to earn for the fiscal year ending June 30, 2017 (“FY17”) a bonus under the APP Plan (“FY17 Bonus”). The FY17 Bonus will be paid at the same time as it is paid for all active employees and will be calculated at a factor of one (1) multiplied by your prorated Base Salary.

6.
No Reliance. You acknowledge that the Company has made no promises, commitments or representations to you other than those contained in this Amendment and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Amendment.

7.	Consultation with Counsel. You are hereby advised to consult and have had the opportunity to consult with an attorney before signing this Amendment.

8.
Opportunity to Consider. You acknowledge that you were given 21 days in which to review and consider this Amendment, and that if you executed it before the end of the 21-day period such early execution was completely voluntary.

9.
Opportunity to Revoke. You acknowledge that for a period of seven days after you sign this Amendment you have the right to revoke it by providing notice in writing to the Company’s General Counsel, by hand delivery, certified mail or overnight courier. This Amendment will not become effective and enforceable until after the expiration of the seven-day revocation period.

10.
Confirmation of Agreement. Except as expressly modified by this Amendment, the Agreement is confirmed and shall continue to be and remain in full force and effect in accordance with its terms. Any existing or future reference to the Agreement and any document or instrument delivered in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment. To the extent that anything in this Amendment is inconsistent with anything in the Agreement, this Amendment shall control.

11.	Counterparts. This Amendment may be executed in counterparts, each of which will be an original, and all of which will constitute one and the same instrument.

12.	Governing Law. This Amendment is governed by the laws of the State of New York, without regard to its conflict of law provisions.
If this Amendment is acceptable to you, please indicate your agreement by signing and dating below.
Sincerely,
COTY INC.

/s/Sébastien Froidefond
By: Sébastien Froidefond
Title: Chief Human Resources Officer
I acknowledge that I have read this Amendment, and that I understand and voluntarily accept its terms.
THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/Ralph Macchio	11/8/16
Ralph Macchio	Date